As filed with the Securities and Exchange Commission on May 16, 2008

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAREER EDUCATION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3932190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2895 Greenspoint Parkway, Suite 600 Hoffman Estates, Illinois	60169
(Address of Principal Executive Offices)	(Zip Code)

Career Education Corporation 2008 Incentive Compensation Plan

(Full Title of the Plan)

Jeffrey D. Ayers

Senior Vice President, General Counsel and Corporate Secretary

2895 Greenspoint Parkway, Suite 600

Hoffman Estates, Illinois 60169

(847) 781-3600

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share (2008 Plan)	6,000,000	$19.09	$114,540,000	$4,501.42
Common Stock, par value $0.01 per share (from 1998 Employee Plan)	6,963,303	NA	NA	NA
Common Stock, par value $0.01 per share (from 1998 Non-Employee Directors’ Plan)	820,246	NA	NA	NA
Total	13,783,549	$19.09	$114,540,000	$4,501.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) that may be issued to prevent dilution resulting from any merger, consolidation, reorganization, stock split, stock dividend or similar transaction.
(2)	Computed in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on May 14, 2008.
(3)	The shares being registered by Career Education Corporation (the “Registrant”) on this Form S-8 Registration Statement under the Career Education Corporation 2008 Incentive Compensation Plan (the “2008 Plan”) include 6,000,000 newly authorized shares. The remaining 7,783,549 shares being registered under the 2008 Plan are shares which were previously available for grant under the Career Education Corporation 1998 Employee Incentive Compensation Plan (“1998 Employee Plan”) and the Career Education Corporation 1998 Non-Employee Directors’ Stock Option Plan (“1998 Non-Employee Directors’ Plan). The Registrant previously registered such shares for issuance on Registration statements on Form S-8 (SEC File Nos. 333-150978, 333-96539, 333-37848, 333-84403 and 333-60335). Accordingly, the associated registration fees previously paid on these shares under the prior Registration Statements are hereby carried forward to cover a portion of the registration fee due under this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to the plan participants as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to the plan participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents, which have been previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)	The Registrant’s Current Reports on Form 8-K, filed on January 22, 2008, January 24, 2008, February 15, 2008, February 21, 2008, March 12, 2008, March 19, 2008, March 25, 2008, April 18, 2008 and May 16, 2008;

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 21, 1997 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (other than information furnished under Items 2.02 or 7.01 of Form 8-K or otherwise not filed with the Commission, which is deemed not to be incorporated by reference in this Registration Statement).

A statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article XII of the Restated Certificate of Incorporation of the Registrant provides that it shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, except that it shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by Registrant without the prior written consent of Registrant. In addition, Article XII of Registrant’s Restated Certificate of Incorporation provides that a director of Registrant shall not be personally liable to Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

The Registrant has entered into indemnity agreements with certain of its directors and executive officers. These agreements may require the Registrant, among other things, to indemnify such directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers, as the case may be, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors’ and officers’ liability insurance if available on reasonable terms.

Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

The Registrant maintains liability insurance for its directors and executive officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Career Education Corporation 2008 Incentive Compensation Plan*

5.1	Opinion of Katten Muchin Rosenman LLP

23.1	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 16, 2008.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoffman Estates, State of Illinois, on May 15, 2008.

CAREER EDUCATION CORPORATION

By:	/s/ Michael J. Graham
Name:	Michael J. Graham
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey D. Ayers and Gail B. Rago and, each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 15, 2008.

Signature	Title

/s/ Gary E. McCullough	President, Chief Executive Officer and Director (Principal Executive Officer)
Gary E. McCullough

/s/ Michael J. Graham	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Michael J. Graham

/s/ Steven H. Lesnik	Chairman of the Board
Steven H. Lesnik

/s/ Dennis H. Chookaszian	Director
Dennis H. Chookaszian

/s/ David W. Devonshire	Director
David W. Devonshire

/s/ Patrick W. Gross	Director
Patrick W. Gross

/s/ Thomas B. Lally	Director
Thomas B. Lally

/s/ Edward A. Snyder	Director
Edward A. Snyder

/s/ Leslie T. Thornton	Director
Leslie T. Thornton

EXHIBIT INDEX

Exhibit No.	Description
4.1	Career Education Corporation 2008 Incentive Compensation Plan*

5.1	Opinion of Katten Muchin Rosenman LLP

23.1	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Incorporated herein by reference to the Registrants Current Report on Form 8-K filed on May 16, 2008.